Filed Pursuant to Rule 424(b)(7)

Registration No. 333-222648

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
Common Stock, par value $0.01 per share	1,000,000	$105.14	$105,140,000	$13,089.93

(1)

Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-222648) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to Prospectus dated January 22, 2018)

1,000,000 shares

Assurant, Inc.

Common Stock

The TPG Funds (as defined herein and otherwise referred to as the “Selling Stockholders”) are offering 1,000,000 shares of our common stock, par value $0.01 per share (“Common Stock”), directly to an institutional investor. We will not receive any of the proceeds from the sale of shares of our Common Stock by the TPG Funds.

Shares of our Common Stock, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AIZ.” The last reported sale price of our Common Stock on the NYSE on September 18, 2018 was $105.14 per share.

	Per Share	Total
Public offering price	$105.14	$105,140,000

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Common Stock is expected to be made on or about September 24, 2018.

Prospectus Supplement dated September 18, 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Common Stock and adds to and updates information contained or incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, dated January 22, 2018, gives more general information, some of which may not apply to this offering.

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Assurant” and the “Company” are to Assurant, Inc. and not its subsidiaries, except where the context otherwise requires. References to “TPG” refer to TPG Global, LLC and its affiliates, references to the “TPG Funds” refer to TPG VI Wolverine, LP (“TPG VI”) and TPG VI Wolverine Co-Invest, LP (“TPG VI Co-Invest”). References to “SEC” refer to the Securities and Exchange Commission.

Except as expressly indicated in this prospectus supplement, amounts in U.S. dollars represent whole dollar amounts, not thousands. This differs from the convention used in certain of the documents incorporated by reference herein.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We believe that these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus supplement and under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We undertake no obligation to update any forward-looking statements in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the effective integration of The Warranty Group (“TWG”) acquisition;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•

an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

S-iii

•	a decrease in the value of our investment portfolio;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the impact from litigation, other contingent liabilities and loss contingencies, regulatory investigations, reviews and markets studies to which we are or may become subject;

•

the extensive laws and regulations to which we are and may become subject, including relating to data privacy (such as the new privacy acts in the European Union and in California), could increase our costs, restrict the conduct of our business and limit our growth;

•	the failure to successfully manage outsourcing activities, such as call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company; and

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

S-iv

SUMMARY

This summary contains selected information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, but not limited to, the information set forth under “Risk Factors” as well as our consolidated financial statements and the schedules and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017, in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018, each of which is incorporated by reference herein, and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

Assurant is a global provider of risk management solutions in the housing and lifestyle markets, protecting where people live and the goods they buy. Assurant operates in North America, Latin America, Europe and Asia Pacific through three operating segments: Global Housing, Global Lifestyle and Global Preneed. Assurant partners with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through its Global Housing segment, Assurant provides lender-placed homeowners, manufactured housing and flood insurance; and renters insurance and related products (referred to as our “multi-family housing” business). Through its Global Lifestyle segment, Assurant provides mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (referred to as our “Connected Living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Our Competitive Strengths

Our financial strength and our core capabilities across our businesses create competitive advantages that we believe allow us to support our clients and our profitable growth over the long term.

Our financial strength. We believe we have a strong balance sheet with a low leverage ratio. As of June 30, 2018, we had $42.36 billion in assets and our debt to total capital was 27.4%. In addition, our Global Housing, Global Lifestyle and Global Preneed segments generate significant amounts of cash flow, which provides us with the flexibility to make appropriate investments in strategic capabilities, and enter into partnerships with our clients.

Client and consumer insights support product innovation. During our long business tenure, we have developed a comprehensive understanding of our clients and the consumer markets we serve. We seek to leverage consumer insights, together with deep market knowledge and capabilities, to anticipate and identify the specific needs of our clients and consumers they serve. We intend to continue to capitalize on our client and consumer insights to introduce new and innovative products and services and to adapt those products and services to address emerging issues.

Value chain integration. We own or manage multiple pieces of the value chain, which enables us to create products and service offerings based on specific client needs and provide a more seamless experience for consumers. Offering end-to-end solutions allows us to adapt more quickly and efficiently to client and consumer needs. Visibility across the value chain helps us collect and share insights to improve the consumer experience and our offerings.

Our Strategy for Profitable Growth

Our vision is to be the premier provider of risk management solutions within the housing and lifestyle markets globally. To achieve this vision, we recently underwent a multi-year transformation to position ourselves for long-term profitable growth by:

Growing our portfolio of market leading businesses. We leverage our competitive strengths to focus on niche businesses where we can maintain or reach market leading positions and achieve attractive returns. We periodically assess our business portfolio to ensure we align resources with the best opportunities within the housing and lifestyle markets and, currently, we have identified Connected Living, multi-family housing and vehicle protection services as key businesses targeted for growth. We are focused on growing our businesses by continuing to invest in niche capabilities, further expanding our offerings and diversifying our distribution channels.

Providing integrated risk management offerings. We provide an array of services that are complementary to our risk-based products. As we adapt our business portfolio to respond to client and consumer needs, we expect that our mix of business will continue to evolve. We expect future business mix shifts to further diversify our revenue and earnings. In 2017, fee-based, capital-light businesses accounted for approximately 50% of our operating segments’ net earned premiums, fees and other income (the percentage includes net earned premiums, fees and other income from our mortgage solutions business which was sold in August 2018).

Implementing a more agile and efficient operating model. We expect that the implementation of our global operating model, including a more integrated organizational structure across our global operations, will achieve efficiencies to support our profitable growth long-term. We reorganized our global business operating structure to increase competitive agility and deliver superior customer experience and centralized key support functions to reduce overall expenditures over time and benefit from economies of scale.

Deploying our capital strategically. We deploy capital to invest in and grow our businesses, repurchase shares and pay dividends. Our approach to mergers, acquisitions and other growth opportunities reflects our prudent and disciplined approach to managing our capital. We target new business and capabilities that complement or support our business model, which is focused on expanding capabilities and distribution in targeted growth businesses globally.

Corporate Information

Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

The Offering

Selling Stockholders	The TPG Funds.

Common Stock Offered by Selling Stockholders	1,000,000 shares.

Common Stock Outstanding after this Offering	62,488,122 shares (as of September 17, 2018).

Use of Proceeds	The Selling Stockholders will receive the net proceeds from this offering. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See “Use of Proceeds” and “Selling Stockholders” in this prospectus supplement.

Dividend Policy	While we currently expect to pay comparable cash dividends on a quarterly basis in the future, any future determination with respect to the declaration and payment of dividends will be at the discretion of the Board of Directors. See “Price Range of Our Common Stock; Dividends” for details regarding historical dividend payments.

Risk Factors	An investment in our Common Stock involves risks. You should carefully consider the risks described in this prospectus supplement, under “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein as well as other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or incorporated by reference herein or therein, before making a decision to purchase the shares of Common Stock offered hereby. Additional risks and uncertainties of which we are unaware or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

Trading Symbol	Our Common Stock is listed on the NYSE under the symbol “AIZ.”

Unless otherwise stated, all applicable share, per share and related information in this prospectus supplement is as of June 30, 2018, and excludes:

•	1,766,509 shares of Common Stock issuable upon settlement of restricted stock units outstanding as of June 30, 2018;

•

1,365,355 shares of Common Stock reserved and available for grant under the Assurant, Inc. Long Term Equity Incentive Plan as of June 30, 2018, as well as any automatic increases after that date in the number of shares of our Common Stock reserved for future issuances pursuant to this plan;

•

2,608,934 shares of Common Stock reserved for issuance under our Employee Stock Purchase Plan as of June 30, 2018, as well as any automatic increases after that date in the number of shares of our Common Stock reserved for future issuances pursuant to this plan; and

•

3,227,188 shares of Common Stock issuable upon conversion of the $287.5 million aggregate liquidation preference of our 6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share, or the “Mandatory Convertible Preferred Stock,” or any shares of Common Stock that may be issued in payment of a dividend, payment of a make-whole payment or accumulated dividend or issued in connection with an acquisition termination redemption on such Mandatory Convertible Preferred Stock.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that we will elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

RISK FACTORS

Investing in our Common Stock involves risks. In considering whether you should invest in our Common Stock, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as in our Annual Report on Form 10-K for the year ended December 31, 2017 under “Item 1A. Risk Factors.” You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our Common Stock. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price for our Common Stock and our Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, financial condition, operating results, or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information see “Forward-Looking Information” in the accompanying prospectus and “Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering and Our Common Stock

Our stock may be subject to stock price and trading volume volatility. The price of our Common Stock could fluctuate or decline significantly and you could lose all or part of your investment.

In recent years, the stock markets have experienced significant price and trading volume volatility. Company-specific issues and market developments generally in the insurance industry and in the regulatory environment may have caused this volatility. Our stock price could materially fluctuate or decrease in response to a number of events and factors, including but not limited to: quarterly variations in operating results; operating and stock price performance of comparable companies; changes in our financial strength ratings; limitations on premium levels or the ability to maintain or raise premiums on existing policies; regulatory developments and negative publicity relating to us or our competitors. In addition, broad market and industry fluctuations may materially and adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

Applicable laws, our certificate of incorporation and by-laws, and contract provisions may discourage takeovers and business combinations that some stockholders might consider to be in their best interests.

State laws and our certificate of incorporation and by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For example, Section 203 of the General Corporation Law of the State of Delaware may limit the ability of an “interested stockholder” to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of our outstanding voting stock. These provisions may also make it difficult for stockholders to replace or remove our directors, which could delay, defer or prevent a change in control. Such provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our Common Stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Common Stock if they are viewed as discouraging future takeover attempts.

Our certificate of incorporation or by-laws also contain provisions that permit our Board of Directors to issue one or more series of preferred stock, prohibit stockholders from filling vacancies on our Board of

Directors, prohibit stockholders from calling special meetings of stockholders and from taking action by written consent, and impose advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings.

Additionally, applicable state insurance laws may require prior approval of an application to acquire control of a domestic insurer. State statutes generally provide that control over a domestic insurer is presumed to exist when any person directly or indirectly owns, controls, has voting power over, or holds proxies representing, 10% or more of the domestic insurer’s voting securities. Prior to granting such approval, a state insurance commissioner will typically consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

Our stock price may be negatively affected if we are unable to integrate TWG effectively.

Strategic transactions like the completed acquisition of TWG create numerous uncertainties and risks and require significant effort and expenditures. We will need to effectively manage the integration of TWG and its personnel as well as changes in operations and systems. We may encounter unexpected difficulties or incur unexpected costs, including diversion of management’s attention to integration of operations and corporate and administrative infrastructures; difficulties in achieving anticipated business opportunities and growth prospects from combining the businesses of TWG with that of Assurant; difficulties in the integration of operations and systems; difficulties in the assimilation of employees and corporate cultures; and challenges in keeping existing customers and obtaining new customers.

The market price of our Common Stock may decline if the integration of TWG is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

Our financial position and results of operations may differ materially from the unaudited pro forma condensed financial information incorporated by reference into this prospectus supplement.

The unaudited pro forma condensed financial information incorporated by reference into this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our financial position or results of operations would have been had the acquisition of TWG been completed on the date indicated. The adjustments applied to the historical financial information of TWG are based on estimates using historical information prepared by TWG’s management that may not prove to be accurate and have not been updated. The final adjustments may differ materially from the pro forma adjustments reflected in the unaudited pro forma condensed financial information incorporated by reference into this prospectus supplement.

Future sales of substantial amounts of our Common Stock could affect the market price of our Common Stock.

Future sales of substantial amounts of our Common Stock or other securities convertible or exchangeable into shares of our Common Stock into the public market whether by us or any of our security holders, including shares of Common Stock issued upon conversion of our Mandatory Convertible Preferred Stock or issued upon exercise of options or warrants, or the vesting of restricted stock units, or in connection with other potential acquisitions or business combinations, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future.

A reduction in ownership by a large stockholder, including the Selling Stockholders, could cause the market price of our Common Stock to fall. In addition, on some days the daily trading volume in our stock is relatively low. The lack of trading activity in our Common Stock may lead to greater fluctuations in our stock price. Low trading volume may also make it difficult for a stockholder to make transactions in a timely fashion.

Approximately 10.4 million shares of our Common Stock were issued as consideration in our acquisition of TWG, including 10,069,230 shares to the Selling Stockholders, and some of those shares have been registered for resale to the public by the former equity holders of TWG, including the Common Stock being offered by the Selling Stockholders in this offering, and additional shares may be registered in the future. Sales of additional shares by such holders or the sale of shares by any of our affiliates and/or in substantial amounts, all at once or within a short time period, could cause the market price of our Common Stock to decline and affect our ability to raise equity capital. The Selling Stockholders hold approximately 14.2% of our outstanding Common Stock as of September 17, 2018, and will hold approximately 12.6% following this offering (based on 62,488,122 shares of our Common Stock outstanding as of September 17, 2018).

In addition, 1,766,509 shares of Common Stock are issuable upon settlement of restricted stock units outstanding, 1,365,355 shares of Common Stock are reserved for future issuance under the Assurant, Inc. Long Term Equity Incentive Plan (as well as certain automatic increases), 2,608,934 shares of Common Stock reserved for future issuance under our Employee Stock Purchase Plan (as well as certain automatic increases) and 3,227,188 shares Common Stock issuable upon conversion of our outstanding Mandatory Convertible Preferred Stock (as well as shares issued in payment of a dividend or certain other events). These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates and restrictions contained in management and other stockholder agreements. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Incentive Compensation” in our proxy statement filed on March 27, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Any Common Stock that we issue, including as discussed above, would dilute the percentage ownership held by the investors who purchase Common Stock in this offering.

As restrictions on resale end, or if stockholders with registration rights exercise their registration rights, the market price of our shares of Common Stock could decline as the holders of such shares sell them or are perceived by the market as intending to sell them.

Our ability to declare and pay dividends on our capital stock may be limited.

Our declaration and payment of dividends on our capital stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors our board of directors deems relevant.

The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of our capital stock, we may be unable to declare and pay dividends in cash on the shares of the capital stock unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under applicable Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of our capital stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of our capital stock.

If securities or industry press or analysts cease covering our stock, publish negative research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Common Stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our stock, or if industry press publishes negative articles about our Company, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We will not receive any proceeds from any sale of shares of Common Stock by any Selling Stockholder. Any shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus supplement will be sold by the Selling Stockholders for their own account.

PRICE RANGE OF OUR COMMON STOCK; DIVIDENDS

Our Common Stock began trading on February 4, 2004, on the NYSE under the trading symbol “AIZ.” On September 18, 2018, the last reported sale price of our Common Stock on the NYSE was $105.14 per share. The following table sets forth, for the periods indicated, the high and low prices for our shares of Common Stock traded on the NYSE.

	Price Range
	High	Low
Year Ending December 31, 2018
Third Quarter (through September 18, 2018)	$110.30	$100.61
Second Quarter	$104.93	$86.39
First Quarter	$101.31	$85.16
Year Ended December 31, 2017
Fourth Quarter	$101.80	$95.29
Third Quarter	$106.27	$87.74
Second Quarter	$105.30	$92.68
First Quarter	$100.85	$90.45
Year Ended December 31, 2016
Fourth Quarter	$93.74	$78.72
Third Quarter	$92.25	$83.01
Second Quarter	$88.67	$77.09
First Quarter	$81.31	$66.23

The following table sets forth the dividends declared on shares of our Common Stock for the periods indicated. While we currently expect to pay comparable cash dividends on a quarterly basis in the future, any future determination with respect to the declaration and payment of dividends will be at the discretion of the Board of Directors. See “Market for Registrant’s Common Equity and Related Stockholder Matters—Dividend Policy” in our Annual Report on Form 10-K for the year ended December 31, 2017, for further discussion of our cash dividend policy.

Dividends Declared
Year Ending December 31, 2018
Second Quarter	$0.56
First Quarter	$0.56
Year Ending December 31, 2017
Fourth Quarter	$0.56
Third Quarter	$0.53
Second Quarter	$0.53
First Quarter	$0.53
Year Ended December 31, 2016
Fourth Quarter	$0.53
Third Quarter	$0.50
Second Quarter	$0.50
First Quarter	$0.50

SELLING STOCKHOLDERS

The following table and accompanying footnote show information with respect to the beneficial ownership of our Common Stock, as of September 17, 2018, held by the Selling Stockholders. The percentages below for Common Stock owned before the offering are based on 62,488,122 shares of our Common Stock outstanding as of September 17, 2018. Percentage ownership of our Common Stock after the offering assumes the sale of 1,000,000 shares of Common Stock in this offering. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnote to this table, we believe that the Selling Stockholders identified in the table below possess sole voting and investment power over all shares of equity securities shown as beneficially owned by the Selling Stockholders.

	Beneficial Ownership Prior to Offering			Shares Beneficially Owned After Offering
Name	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Common Stock
TPG Funds (1)	8,869,230	14.2%	1,000,000	7,869,230	12.6%

(1)

The TPG Funds directly hold an aggregate of 8,869,230 shares of Common Stock (the “TPG Shares”), consisting of: (a) 4,137,854 shares of Common Stock held by TPG VI and (b) 4,731,376 shares of Common Stock held by TPG VI Co-Invest. The general partner of each of TPG VI and TPG VI Co-Invest is TPG Advisors VI-AIV, Inc. (“TPG Advisors”), a Cayman Islands corporation. David Bonderman and James G. Coulter are the sole shareholders of TPG Advisors and may therefore also be deemed to be the beneficial owners of the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Common Stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our Common Stock. This summary deals only with Common Stock that is held as a capital asset by a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Common Stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our Common Stock. If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax adviser.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. In addition, this does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special tax treatment under the United States federal income tax laws (including if you are a Unites States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

Distributions of cash or other property (other than certain pro rata distributions of our stock) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a tax-free return of capital, which will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of our Common Stock, as described below under “—Gain on Disposition of Our Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under “—FATCA”), you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Common Stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•

we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Common Stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Common Stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Common Stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Common Stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Common Stock. You may be subject to backup withholding on payments on our Common Stock or on the proceeds from a sale or other disposition of our Common Stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) require a U.S. federal income tax withholding of 30% on payments of dividends on our Common Stock, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our Common Stock, in each case paid to (i) “foreign financial institutions” (as specifically defined in the Code) unless various U.S. information reporting and due diligence requirements (typically on IRS Form W-8BEN-E) have been satisfied, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) unless various U.S. information reporting and due diligence requirements (typically on IRS Form W-8BEN-E) have been satisfied, evidencing either (x) an exemption from FATCA or (y) adequate information regarding substantial United States beneficial owners of such entity (if any). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our Common Stock.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our Common Stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION

The Selling Stockholders have entered into a stock purchase agreement directly with an institutional investor. Subject to the terms and conditions of the stock purchase agreement, the institutional investor agreed to purchase, and the selling stockholders agreed to sell, an aggregate of 1,000,000 shares of our Common Stock, as provided on the cover page of this prospectus supplement. The shares of Common Stock will be delivered in book-entry form on or about September 24, 2018. No underwriters or agents were engaged for this transaction. We estimate the total expenses of this offering that will be payable by us will be approximately $150,000. The offer and sale of common stock pursuant to the stock purchase agreement is registered pursuant to our shelf registration statement on Form S-3 (File Number 333-222648) of which this prospectus supplement forms a part.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Carey S. Roberts, Esq., Executive Vice President, Chief Legal Officer and Secretary of the Company.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TWG Holdings Limited as of and for the year ended December 31, 2017, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K filed with the SEC on March 6, 2018, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Form S-3 with the SEC under the Securities Act with respect to the Common Stock offered by this prospectus supplement and the accompanying prospectus. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate those statements.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.assurant.com. Other than as detailed in the section of this prospectus supplement titled “Incorporation of Certain Documents by Reference,” the information on our website, the websites of our operating companies and the SEC’s website is not incorporated by reference into this prospectus supplement and you should not consider it part of this prospectus supplement, and any references to these websites or any other websites are inactive textual references only. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents, which are considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that the Company previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the Common Stock has been completed; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. These documents contain important information about the Company.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 14, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed on May 7, 2018, and June 30, 2018, filed on August 9, 2018;

•

Our Definitive Proxy Statement on Schedule 14A filed on March 27, 2018 (solely with respect to information required by Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017);

•

Our Current Reports on Form 8-K filed on January 9, 2018 (except for Item 7.01 and Exhibits 99.1 and 99.2 thereof), January 30, 2018, March 6, 2018 (except for Item 7.01 thereof), March 12, 2018, March 27, 2018, May 10, 2018, May 31, 2018 (except for Item 7.01 and Exhibit 99.1 thereof) and September 18, 2018; and

•

The description of our Common Stock contained in the section captioned “Description of Share Capital” in our prospectus included in the registration statement on Form S-1 (Registration No. 333-121820) originally filed with the SEC on January 3, 2005 and amended on January 10, 2005.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain these copies by writing to Investor Relations, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005 or by dialing (212)-859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website and the websites of our operating companies is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

ASSURANT, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

We may offer these securities or a combination of these securities from time to time on terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. We will provide the specific terms of the securities and describe the manner in which they may be offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “AIZ”.

This prospectus and any applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Assurant, Inc. or any of its affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

You should consider carefully the risk factors beginning on page 4 of this prospectus and included in our reports filed with the Securities and Exchange Commission and in any applicable prospectus supplement before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and the manner in which they may be offered. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will describe the specific terms of the offering and the specific manner in which the securities will be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to the offering, which we refer to as “other offering material”. The prospectus supplement, pricing supplement and any other offering material may add to, update or change the information contained in this prospectus. Throughout this prospectus, where we indicate that material may be supplemented in a prospectus supplement, that information may also be supplemented in other offering material provided to you. If there is any inconsistency between the information in this prospectus and any prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material. Please carefully read this prospectus, the prospectus supplement, the pricing supplement and any other offering material together with the information contained in the documents we refer to under the heading “Where You Can Find More Information”.

We are responsible for the information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement or other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. You should assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement and any pricing supplement or other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither we nor any underwriters or agent whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted.

i

FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly those anticipating future financial performance, business prospectus, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus and the documents incorporated by reference in this prospectus. We believe that these factors include but are not limited to those described under the subsections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly report on Form 10-Q. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference in this prospectus. We undertake no obligation to update any forward-looking statements in this prospectus as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the successful completion of the pending transaction with The Warranty Group and the effective integration of its operations;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•

an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

•	a decline in the value of our investment portfolio;

ii

•	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company;

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives;

•	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth; and

•	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

iii

ABOUT ASSURANT, INC.

Assurant is a global provider of risk management solutions in the housing and lifestyle markets in North America, Latin America, Europe and Asia. As used in this prospectus, unless we state otherwise or the context indicates otherwise, “Assurant,” the “Company,” “ we,” “our” and similar terms mean Assurant, Inc., and its subsidiaries.

We currently are comprised of three operating segments: Global Housing, Global Lifestyle, and Global Preneed. We partner with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through our Global Housing segment, we provide lender-placed homeowners, manufactured housing and flood insurance; renters insurance and related products (also referred to as our “multi-family housing” business); and field services, valuation services and other property risk management services (also referred to as our “mortgage solutions” business). Through our Global Lifestyle segment, we provide mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (also referred to as our “global connected living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Assurant’s vision is to be the premier provider of risk management solutions in our addressable markets within the housing and lifestyle markets globally. To achieve this vision, we are focused on maintaining an attractive portfolio of market-leading businesses in the housing and lifestyle markets with integrated risk offerings to drive distinct competitive advantage and attractive economics within a more efficient operating structure. We recently underwent a multi-year transformation including the implementation of a more agile operating model, reorganizing our global business operating structure to increase competitive agility and deliver superior customer experience as well as centralizing key support functions to benefit from economies of scale. We expect to profitably grow over time by investing in niche capabilities, further expanding our offerings beyond our risk-based businesses to fee-based services along the lifecycle of our core products and diversifying our distribution channels. In addition, we look to deploy capital strategically – both to invest in our businesses and return capital to shareholders via share repurchase and dividends.

Assurant, Inc. was incorporated in Delaware in 2004. Our predecessor, Fortis, Inc., was incorporated in Nevada in April 1969. Fortis, Inc. was merged with and into Assurant, Inc. in February 2004. Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.assurant.com.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and its exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and until all of the offered securities are sold other than the information that is deemed to be furnished and not filed in accordance with SEC rules. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2017, May 12, 2017, May 15, 2017, August 7, 2017, August 15, 2017, October 18, 2017 (only with respect to Items 1.01 and 9.01 and Exhibits 2.1, 4.1, 4.2, 10.1 and 10.2 thereto), December 21, 2017 and January 9, 2018 (only with respect to Items 1.01, 3.02 and 9.01 and Exhibits 2.1, 4.1, 4.2 and 10.1 thereto);

•	our definitive proxy statement filed on March 24, 2017 pursuant to Section 14 of the Exchange Act; and

•

the description of our common stock contained in the section captioned “Description of Share Capital” in our prospectus included in the registration statement on Form S-1 (Registration No. 333-121820) originally filed with the SEC on January 3, 2005 and amended on January 10, 2005.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

Attn: Investor Relations

(212) 859-7000

We are responsible for the information contained or incorporated by reference in this prospectus and the prospectus supplement and any pricing supplement or other offering material. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement, pricing supplement or other offering material. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. Neither we nor any underwriters or agents whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the prospectus supplement, any pricing supplement and any other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, in each case as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale or resale of the securities referenced in this prospectus for (a) general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting and other subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions, or (b) any other purpose disclosed in the applicable prospectus supplement.

RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of consolidated earnings to fixed charges for the nine-month period ended September 30, 2017 and for each of the years in the five-year period ended December 31, 2016.

	Nine months ended September 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Historical ratio of consolidated earnings to fixed charges	7.83	13.76	4.06	11.86	10.10	11.79

Earnings represent:

•	Income from operations before income taxes

plus

•	Fixed charges

Fixed charges include:

•	Interest expense

•	Amortization of discounts related to indebtedness

•	The proportion of rental expense deemed representative of the interest factor by the management of Assurant.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indentures described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities issued under the indentures (as defined below).

The Senior and Subordinated Debt Indentures

The senior debt securities are governed by documents called the “senior debt indentures” (the Senior Debt Indenture dated as of February 18, 2004 between us and U.S. Bank National Association, as successor to SunTrust Bank, as trustee, which we refer to as the “2004 senior debt indenture”, and the Indenture, dated as of March 28, 2013, between us and U.S. Bank National Association, as trustee, which we refer to as the “2013 senior debt indenture”), and the subordinated debt securities are governed by the “subordinated debt indenture” (the Indenture, to be dated as of a date on or prior to the initial issuance of subordinated debt securities under such Indenture, between us and U.S. Bank National Association, as trustee, and together with the senior debt indentures, the “indentures”). A number of provisions of our three indentures are identical; however, the provisions relating to subordination are included only in the subordinated debt indenture and certain provisions described below under “—Notices”, “—Modification and Waiver of the Debt Securities”, “—Reports”, “—Restrictive Covenants” and “—Events of Default” vary substantially among the indentures.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture. See “––Our Relationship with the Trustee”.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indentures or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “—Events of Default —Remedies If an Event of Default Occurs”.

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by New York law. A copy of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indentures and the subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition we may offer debt securities, together with other debt securities, warrants, stock purchase contracts, preferred stock or common stock in the form of units, as described below under “Description of Units We May Offer”.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description in the prospectus supplement of the particular terms of the series of debt securities you are offered. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Under the 2013 senior debt indenture and the subordinated debt indenture (but not the 2004 senior debt indenture), we may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture) The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe the risks and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer or the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•

if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•

if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, or interest on the series of debt securities;

•	the applicability of the provisions described under “––Restrictive Covenants” and “—Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “—Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•

if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

In addition to the items above, the prospectus supplement relating to a series of debt securities issued under the 2004 senior debt indenture will also describe the following terms of the series:

•	the provisions of the indenture, if any, that shall not apply to the series of debt securities;

•	the right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period; and

•	whether the Company shall enter into an exchange and registration rights agreement with respect to the debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We will describe these risks in the prospectus supplement relating to specific debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000 (Section 302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.2 of the 2004 senior debt indenture)

If a debt security is issued as a registered global debt security, only the depositary—e.g., DTC, Euroclear and Clearstream, each as defined below under “Legal Ownership and Book-Entry Issuance”—will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance”.

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform this service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) The trustee’s agent may require an indemnity against any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of the trust or trusts before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.10 of the 2004 senior debt indenture) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the Borough of Manhattan, the City of New York. That office is currently located at U.S. Bank National Association, ATTN: Global Corporate Trust Services, 100 Wall Street, 16th Floor, New York, New York 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 1.1 and 1.6 of the 2004 senior debt indenture) With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance”.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders, in the case of the 2013 senior debt indenture and the subordinated debt indenture, or at the end of three years after the amount is due to holders in the case of the 2004 senior debt indenture, will be repaid to us. After that two- or three-year period, holders may look only to us for payment and not to the trustee or any other paying agent. (Section 1003 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.5 of the 2004 senior debt indenture)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•

If we merge with or into another company or firm or sell or lease substantially all our assets to another company or firm, the other company or firm must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to certain liens or other preferential rights in that property over other lenders, including the holders of the senior debt securities. We have promised in our senior debt indentures to limit these preferential rights on voting stock of any Restricted Subsidiary (as defined in the 2013 senior debt indenture) or Principal Subsidiary (as defined in the 2004 senior debt indenture) as discussed under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries”. If a merger or other transaction would create any liens on the voting stock of our Restricted Subsidiaries (as defined in the 2013 senior debt indenture) or Principal Subsidiaries (as defined in the 2004 senior debt indenture), as applicable, we must comply with that restrictive covenant. Either the liens will be permitted under the covenant, or we would be required to grant an equivalent or higher-ranking lien on the same voting stock to the holders of the senior debt securities.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the indenture and the debt securities issued under that indenture.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under a particular debt indenture. Affected debt securities may be all or less than all of the debt securities issued under that debt indenture or all or less than all of the debt securities of a series.

Following is a list of those types of changes under the 2004 senior debt indenture:

•	changing the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or changing the time of payment of interest, reducing any premium payable upon the redemption or changing the time at which the debt security may be redeemed or purchased;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment, supplement or waiver;

•

waiving a default or event of default in the payment of principal of or interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of a series of debt securities and a waiver of the payment default that resulted from such acceleration);

•	making any debt security payable in money other than that stated in the indenture and the debt securities;

•

making any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or interest or additional interest, if any, on the debt securities;

•	making any change to the abilities of holders of debt securities to enforce their rights under the indenture or the provisions of the clauses above; or

•

except as permitted under the 2004 senior debt indenture, increasing the conversion price with regard to any series of debt securities or modifying any provision of the 2004 senior debt indenture relating to conversion of any debt securities in a manner adverse to the holders thereof. (Section 9.2)

Following is a list of those types of changes under the 2013 senior debt indenture and the subordinated debt indenture:

•

changing the stated maturity of the principal, any installment of principal or interest on a debt security, or reducing the principal amount or the rate of interest or any premium payable upon the redemption;

•	reducing any amounts due on a debt security;

•	reducing the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	changing the place or currency of payment on a debt security;

•	impairing a holder’s right to sue for payment;

•	impairing any right that a holder of a debt security may have to exchange or convert the debt security for or into other property;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modifying any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 902 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.2 of the 2004 senior debt indenture) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.13 of the 2004 senior debt indenture)

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.1 of the 2004 senior debt indenture)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Modification of Subordination Provisions. We may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect in any material respect the outstanding subordinated debt securities without the consent of the holders of a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular subordinated debt securities affected thereby. Also, we may not modify the subordination provisions of any outstanding subordinated debt securities without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “—Subordination Provisions”.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance”. (Section 1302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.2 of the 2004 senior debt indenture)

Under the 2013 senior debt indenture and the subordinated debt indenture, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. (Section 104 of the 2013 senior debt indenture and the subordinated debt indenture)

Under the 2004 senior debt indenture, the Company may set a day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture that is not more than 90 days prior to the date of such vote or other action. (Section 3.10 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Reports

The 2004 senior debt indenture provides that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after we have filed those documents or reports with the SEC.

The 2013 senior debt indenture and the subordinated debt indenture provide that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after we have filed those documents or reports with the SEC (the “Filing Obligation”). Under the Trust Indenture Act, we may have a separate obligation to file with the trustee documents or reports that we are required to file with the SEC. Under the 2013 senior debt indenture and the subordinated debt indenture (but not under the 2004 senior debt indenture), our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default under the 2013 senior debt indenture or the subordinated debt indenture. Accordingly, acceleration of our obligations under the debt securities will not be a remedy for our failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action for damages.

Restrictive Covenants

General

We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indentures, but not in the subordinated debt indenture, we have made the promises described below.

Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries

The 2013 senior debt indenture provides that we will not, nor will we permit any Restricted Subsidiary to, directly or indirectly, issue, assume, incur or guarantee any indebtedness for borrowed money (which we refer to in this prospectus as “Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us ranking equally with the senior debt securities and then existing or thereafter created) will be secured equally and ratably with that Debt. (Section 1006 of the 2013 senior debt indenture)

For purposes of the 2013 senior debt indenture, “Restricted Subsidiary” means each of Interfinancial Inc., Union Security Insurance Company and American Security Insurance Company so long as each remains a subsidiary, as well as any successor to all or a principal part of the business of that subsidiary and any other subsidiary which our board of directors designates as a Restricted Subsidiary. (Section 101 of the 2013 senior debt indenture)

The 2004 senior debt indenture provides that we will not, nor will we permit any of our Principal Subsidiaries to, directly or indirectly, create, issue, assume, incur, guarantee or permit to exist any Indebtedness that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any of the common stock of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our Indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured Indebtedness so long as it is outstanding and is so secured. (Section 10.3 of the 2004 senior debt indenture)

For the purposes of the 2004 senior debt indenture, “Indebtedness” is defined as the principal of and interest due on indebtedness of a Person, whether outstanding on the original date of issuance of the debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, (i) “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof and (ii) “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that (x) the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created and (y) trade accounts payable and accrued liabilities arising in the ordinary course of business shall not be considered Indebtedness) and (3) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. (Section 1.1 of the 2004 senior debt indenture)

Furthermore, for the purposes of the 2004 senior debt indenture, “Principal Subsidiary” means a consolidated subsidiary of Assurant that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted, in each case, for 10% or more of the total assets of Assurant and its consolidated subsidiaries, as set forth in the most recent balance sheet filed by Assurant with the SEC. (Section 1.1 of the 2004 senior debt indenture)

We will not, nor will we permit any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any capital stock, other than nonvoting preferred stock, of any Restricted Subsidiary or Principal Subsidiary, as applicable, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more Restricted Subsidiaries (under the 2013 senior debt indenture) or Principal Subsidiaries (under the 2004 senior debt indenture);

•

the disposition of all or any part of the capital stock of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) for consideration which is at least equal to the fair value of that capital stock as determined by our board of directors acting in good faith; or

•

an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture). (Section 1006 of the 2013 senior debt indenture and Section 10.4 of the 2004 senior debt indenture)

For the purposes of the senior debt indentures, “capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture, Section 1.1 of the 2004 senior debt indenture)

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indentures.

The subordinated debt indenture defines “senior indebtedness” as all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate in right of payment or equal in rank and right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.1 of the 2004 senior debt indenture)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants.

•

There must be a change in current U.S. federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•

We must deliver to the trustee a legal opinion of counsel confirming the tax law change described above. (Sections 1302 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.2 and 4.4 of the 2004 senior debt indenture)

•	In the case of the subordinated debt securities, the following requirements must also be met:

•

No event or condition may exist that, under the provisions described under “—Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

We must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” would not apply. A holder could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that are described above under “—Restrictive Covenants” and that may be described in the prospectus supplement. This is called covenant defeasance. In that event, the holder would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored-entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants; and

•

We must deliver to the trustee a legal opinion of counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities that are described above under “—Restrictive Covenants” and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

In addition, in the case of subordinated securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, a holder can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.3 and 4.4 of the 2004 senior debt indenture)

Events of Default

A holder will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security on its due date;

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not deposit money in a separate account, known as a sinking fund, on its due date, if we agree to maintain any sinking fund;

•

We remain in breach of the restrictive covenant described above under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries” or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach; provided that under the 2013 senior debt indenture and the subordinated indenture our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation, as defined above, or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default. The notice must be sent by either the trustee or holders of at least 10% of the principal amount of debt securities of the affected series under the 2013 senior debt indenture or the subordinated debt indenture or 25% of the principal amount of debt securities of the affected series under the 2004 senior debt indenture.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•

Under the 2004 senior debt indenture, a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our subsidiaries (other than Indebtedness owed to us or one of our subsidiaries) where such Indebtedness exists as of the date of the 2004 senior debt indenture, or is created after the date of the 2004 senior debt indenture, if such default (i) is caused by a failure to pay principal of or interest on such Indebtedness after final maturity prior to the expiration of the grace period provided by such Indebtedness on the date of such default; or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in the case of clause (i) and (ii), the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates to $50 million or more and such acceleration is not rescinded or annulled within 30 days of notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series; or

•

Any other event of default described in the prospectus supplement occurs. (Section 501 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.1 of the 2004 senior debt indenture)

Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions”. If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.2 of the 2004 senior debt indenture) If we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, then the principal amount of all the securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such securities as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603 of the 2013 senior debt indenture and the subordinated debt indenture, Section 6.3 of the 2004 senior debt indenture) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders of the debt securities of the affected series; and

•

under the 2004 senior debt indenture, unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders of the debt securities of the affected series not involved in the proceeding. (Section 512 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.12 of the 2004 senior debt indenture)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•

No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding securities of that series. (Section 507 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.7 of the 2004 senior debt indenture)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.8 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default. (Section 1004 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.6 of the 2004 senior debt indenture)

Governing Law

The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Our Relationship with the Trustee

U.S. Bank National Association is one of our lenders and from time to time provides other banking customary services to us and our subsidiaries.

U.S. Bank National Association is initially serving as the trustee for our senior debt securities issued under the 2004 senior debt indenture and the 2013 senior debt indenture, and subordinated debt securities issued under the subordinated debt indenture. If an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee must eliminate the conflict or may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

The recitals contained in this prospectus and in the debt securities shall be taken as statements of the Company and the trustee assumes no responsibility for their correctness. U.S. Bank National Association makes no representations or warranties regarding the debt securities or the adequacy or accuracy of this prospectus.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of common stock registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of common stock should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The certificate of incorporation of Assurant, Inc. authorizes 800,000,000 shares of common stock, par value $0.01 per share. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

General. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. As of January 16, 2018, we had 52,432,603 shares of common stock outstanding.

Dividends. Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create from time to time, including the Series C Preferred Stock, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of our common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock.

Preemptive Rights. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Liquidation Rights. Upon dissolution, liquidation or winding-up of Assurant, subject to the rights of holders of any preferred stock outstanding or any other class or series of stock having preferential rights, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation, By-Laws and Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of our Company.

Certificate of Incorporation and By-Laws

Our certificate of incorporation, which provides for the issuance of preferred stock, may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by our Chief Executive Officer or by our board of directors pursuant to a resolution approved by the board of directors. In addition, our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

Issuance of Preferred Stock. Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof. The issuance of preferred stock on various terms could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control of Assurant.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as “Section 203”. In general, Section 203 prevents a person who owns 15% or more of our outstanding voting stock, an “interested stockholder,” from engaging in some business combinations, as described below, with us for three years following the time that that person becomes an interested stockholder unless one of the following occurs:

•	the board of directors either approves the business combination or the transaction in which the person became an interested stockholder before that person became an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by:

•	directors who are also officers of our Company; and

•	employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the transaction in which the person became an interested stockholder, the business combination is:

•	approved by the board of directors; and

•	authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our Company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us for a period of three years after the stockholder becomes an interested stockholder. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “AIZ”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, P.O. Box 505000, Louisville, KY 40233.

DESCRIPTION OF PREFERRED STOCK AND

DEPOSITARY SHARES REPRESENTING PREFERRED STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. In addition, we may issue preferred stock together with other preferred stock, debt securities, warrants, stock purchase contracts and common stock in the form of units as described below under “Description of Units We May Offer”. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Because this section is a summary, it does not describe every aspect of the preferred stock and any related depositary shares. As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our amended and restated certificate of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Authorized and Outstanding Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series.

At January 16, 2018, no shares of our preferred stock were outstanding.

Holders of the Series C Preferred Stock are entitled to receive dividends at the rate of 4.5% per share per annum multiplied by the $1,000 per share liquidation price. All dividends are payable in arrears on a quarterly basis. Any dividend that is not paid on a specified dividend payment date with respect to a share of such Preferred Stock shall be deemed added to the liquidation price of such share for purposes of computing the future dividends on such share, until such delinquent dividend has been paid.

Holders of the Series C Preferred Stock may elect to have any or all of their shares redeemed by the Company any time after April 1, 2022, and the Company must redeem all shares of the Series C Preferred Stock no later than July 1, 2027. The Company also has the right and the obligation to redeem the Series C Preferred Stock upon the occurrence of certain specified events. The redemption price in all cases shall equal the $1,000 per share liquidation price plus all accumulated and unpaid dividends. The Company is not required to establish any sinking fund or similar funds with respect to such redemptions.

None of the shares of Series C Preferred Stock are convertible into common stock or any other equity security of the Company. However, holders of the Series C Preferred Stock are entitled to one vote per share owned of record on all matters voted upon by the Company stockholders, voting with the holders of common stock as a single class, and not as a separate class or classes. The shares of Series C Preferred Stock are subject to certain restrictions on transferability, and the Company has the right of first refusal to acquire the shares if any holder thereof desires to make a transfer not otherwise permitted by the terms thereof.

In addition, as we described below under “—Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares”, we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

The rights of holders of preferred stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Our issuance of shares of preferred stock may have the effect of discouraging or making an acquisition more difficult.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Assurant.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

Form of Preferred Stock

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All preferred stock will be issued in registered form.

Overview of Remainder of this Description

The remainder of this description summarizes:

•

preferred stockholders’ rights relative to common stockholders, such as the right of preferred stockholders to receive dividends and amounts on our liquidation, dissolution or winding-up before any such amounts may be paid to our common shareholders;

•	our ability to issue fractional or multiple shares of preferred stock in the form of depositary shares; and

•	various provisions of the deposit agreement, including how distributions are made, how holders vote their depositary shares and how we may amend the deposit agreement.

Preferred Stockholders’ Rights

Rank

Shares of each series of preferred stock will rank senior to our common stock with respect to dividends and distributions of assets. However, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in your prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the prospectus supplement.

Redemption

If specified in your prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be redeemed mandatorily.

Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in your prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares, including voting rights, will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

Our prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other of our securities or securities of third parties.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Assurant, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in your prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other parity securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other parity securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference and accrued and unpaid dividends.

Voting Rights

The holders of preferred stock of each series will have no voting rights, except:

•	as stated in the prospectus supplement and in the certificate of designations establishing the series; or

•	as required by applicable law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt, as further described in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Assurant;

•	a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that deposit agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares. The depositary for the depositary shares may charge certain fees for holding the preferred stock on behalf of the holders of the depositary shares or in connection with certain transfers, redemptions, dividend payments, distributions or other transactions involving the depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, including voting rights, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, the preferred stock depositary will vote all shares of that series in proportion to the instructions received.

Conversion of Preferred Stock

If our prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities, or debt or equity securities of one or more third parties, our depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of our preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other of our securities or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Form of Depositary Shares

We may issue depositary shares in book-entry form. Depositary shares in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the depositary shares represented by the global security. Those who own beneficial interests in depositary shares will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any depositary shares in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All depositary shares will be issued in registered form.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own warrants registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, any securities of a third party or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from those underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

A Prospectus Supplement Will Describe the Specific Terms of Warrants

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including currency units or composite currencies, investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•

the price at which and the currency or currencies, including currency units or composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to this type of warrant as a universal warrant. We refer to each property described above as a warrant property.

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own stock purchase contracts registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in stock purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in stock purchase contracts should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any stock purchase contracts that we may offer. The following description and any description of stock purchase contracts in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by, reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of our debt securities, preferred stock, common stock, depositary shares, warrants or securities of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•

whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own units registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in units should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any units. The following description and any description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	if applicable, a discussion of certain U.S. federal income tax considerations.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to Assurant,” the “Company,” “us,” “we” or “our” in this section means Assurant, Inc. In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, stock purchase contract, unit or share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, stock purchase contract, unit agreement or depositary agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture or warrant agreement—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•

whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract property under a stock purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable prospectus or pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. An investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, any trustees, warrant agents, unit agents and any other third party retained to provide security-related services, will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, any trustees, warrant agents, unit agents and any other third parties retained to provide security-related services also do not supervise the depositary in any way;

•

The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The existence of these intermediaries may cause delay in payments, transfers, notices or other communications between us, the depositary and you. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries, including any delay in any payments, transfers, notices or other communications to you.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent, unit agent or other agent, as applicable, that we wish to terminate that global security; or

•

in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants, the unit agent for any units or any other third party retained to provide securities-related services, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents or through a combination of any of these methods of sale. The prospectus or pricing supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers, the terms of the transaction and the nature of the underwriter’s obligation.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may also be our customers, may engage in material transactions with us, and may perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities. Unless otherwise specified in the prospectus supplement, each of the series of the securities will be a new issue with no established trading market.

LEGAL MATTERS

The validity of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and units offered hereby will be passed upon by corporate counsel for Assurant, who may be either of Carey S. Roberts, Esq. or Jessica M. Olich, Esq. As of the date of this prospectus, each such corporate counsel for Assurant owned less than 1% of the common stock of Assurant, if any.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.